Accounting & Consulting Group, LLP

2700 San Pedro NE

Albuquerque, NM 87110

www.acgnm.com

March 9, 2012

Office Of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 9, 2012 of Texas Gulf Energy, Incorporated (fka Global Nutech, Inc.) (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of LBB and Associates, Ltd., LP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Accounting & Consulting Group

Accounting & Consulting Group, LLP

Albuquerque, NM